EXHIBIT 3

RULE 10b5-1 STOCK PURCHASE PLAN

This Stock Purchase Plan, dated October 12, 2007 (“Purchase Plan”), is entered into by and between ContiGroup Companies, Inc. (“Purchaser”) and Citigroup Global Markets Inc. (“Broker”), acting as agent.

Recitals

A.            This Purchase Plan is entered into between Purchaser and Broker for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.             Purchaser is establishing this Purchase Plan in order to permit the orderly acquisition of shares of common stock (the “Stock”) of Smithfield Foods, Inc. trading under the symbol SFD (the “Issuer”) in accordance with Schedule A, attached.

In consideration of the foregoing, Purchaser and Broker agree to enter into this Purchase Plan in accordance with the following terms and conditions:

Article I. Implementation of the Plan

1.1           Appointment of Broker. Purchaser hereby appoints Broker to purchase shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, Broker hereby accepts such appointment.

1.2           Purchase Period. Broker is authorized to begin purchasing shares of Stock, on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise, but in all events pursuant to this Purchase Plan, on October 16, 2007 (starting date) and shall cease purchasing shares of Stock upon the termination or suspension of this Purchase Plan pursuant to Articles I and IV. The period during which purchases of Stock are to occur under the Purchase Plan is referred to herein as the “Plan Purchase Period.”

1.3	Purchase Plan.

(a)

Subject to restrictions set forth in Section 1.4 hereof, during the Plan Purchase Period, Broker will purchase the Stock in accordance with Schedule A, on the Trading Days specified.A “Trading Day” is any day during the Plan Purchase Period that the New York Stock Exchange, American Stock Exchange or NASDAQ Stock Market, as applicable, is open for business and the stock trades regular way on such exchange.

(b)

Subject to Section 1.3, the execution of all purchases will be made on a “market, not held” or “limit, not held” basis. (“not held” means the Trader who executes the transaction is given time and price discretion to purchase on a best efforts basis.)

(c)	Purchases under this Plan will be made pursuant to SEC Rule 10b-18.

1.4           Suspension of Purchases. Broker shall not purchase any shares of Stock hereunder at any time following:

(a)       Broker’s determining, in its sole discretion, that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Purchaser or Purchaser’s affiliates;

(b)       a market disruption (including without limitation a halt or suspension of trading in the Stock imposed by a court, governmental agency or self-regulatory organization; or

(c)       more than two (2) business days after the Broker’s receipt of notice from the Issuer requesting suspension of the Purchase Plan in accordance with the Issuer’s insider trading policy.

With respect to Section 1.4(c), Broker will resume purchases in accordance with this Purchase Plan once Broker receives written notice from the Issuer that the restriction causing the suspension has been removed or ended. The resumption of purchases will be made as soon as possible but will require up to two (2) business days advance notice.

Article II. Representations and Warranties of Purchaser

The Purchaser represents and warrants to Broker and the Issuer that:

(a)       No Awareness of Material Nonpublic Information. As of the date hereof, Purchaser is not aware of any material nonpublic information concerning the Issuer or its securities.

(b)       Good Faith. Purchaser is entering into this Purchase Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

(c)       Non-Contravention . The execution and delivery of this Purchase Plan by Purchaser and the transactions contemplated by this Purchase Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Purchaser or any of Purchaser’s affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Purchaser or Purchaser’s affiliates and does not violate the Issuer’s insider trading policy.

Article III. Covenants

3.1	Purchaser’s Covenants. Purchaser hereby covenants and agrees that:

(a)       No Corresponding or Hedging Transactions. While this Purchase Plan is in effect, Purchaser will not enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Purchase Plan and will not alter or deviate from the terms of this Purchase Plan.

(b)       Issuer Certificate. Purchaser will provide Broker with an Issuer Representation Certificate, dated as of the date hereof and signed by the Issuer, substantially in the form of Exhibit I hereto, prior to commencement of the Plan Purchase Period.

(c)       Notice of Restriction on Purchases of Securities under the Plan. Purchaser will notify Broker’s Executive Financial Services Department by telephone at the number set forth in Section 6.5 hereof as soon as practicable if Purchaser becomes aware of the occurrence of any event contemplated by Paragraph 3 of the Issuer Representation Certificate. Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Purchaser and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Broker. Such notice shall be in addition to the notice required to be given to Broker by the Issuer pursuant to the Issuer Representation Certificate.

(d)       No Communication of Information. Purchaser shall not, directly or indirectly, communicate any material non-public information relating to the Issuer or its securities to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing this Purchase Plan at any time while this Purchase Plan is in effect.

(e)       Exchange Act Filings. Purchaser shall make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act, and the rules and regulations thereunder, in a timely manner, to the extent any such filings are applicable to Purchaser.

(f)         Compliance with Laws. Purchaser shall at all times during the Plan Purchase Period, in connection with the performance of this Purchase Plan, comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(g)       No Influence. Purchaser acknowledges and agrees that, apart from the instructions made a part of this Purchase Plan, Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Stock pursuant to this Purchase Plan.

(h)       Notice of Inaccuracy of Representations and Warranties. Purchaser shall notify Broker promptly in the event that any of Purchaser’s representations and warranties in Article II hereof becomes inaccurate at any time prior to the termination of this Purchase Plan.

3.2	Broker’s Covenants. Broker hereby covenants and agrees that:

(a)       No Deviation from Terms of Purchase Plan. Other than as expressly provided herein, Broker, in effecting purchases of shares of Stock hereunder, shall not deviate from the express instructions set forth herein.

(b)       Notification of Purchase under the Purchase Plan. Broker shall provide Purchaser with timely notification of any and all transactions effected hereunder so that Purchaser is in a position to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act, and the rules and regulations thereunder, in a timely manner, to the extent any such filings are applicable to Purchaser.

(c)       Notification of Issuer under the Purchase Plan. Broker must provide both fax and e-mail confirmation to the Issuer (see notice provision 6.5) (1) as soon as possible after of each purchase is made under this Purchase Plan, (2) promptly upon any termination of the Purchase Plan and (3) in advance of any proposed modification, amendment or suspension of the Purchase Plan

Article IV. Termination

This Purchase Plan shall terminate on the earliest to occur of the following:

(a)

written notice from Purchaser received by Broker’s Executive Financial Services Department at the address or fax number set forth in Section 6.5 hereof if legal or regulatory restrictions applicable to Purchaser or its affiliates would prevent Broker from purchasing shares of Stock for Purchaser’s account during the Plan Purchase Period.

(b)	the date on which Broker receives notice of death of purchaser.
(c)	the date that the number of shares of Stock purchased pursuant to this Purchase Plan (excluding commissions and other expenses of purchase) reaches the Maximum Amount specified in Schedule A.
(d)	two (2) business days following written notice of termination for any or no reason by either Broker or Purchaser.
(e)

As soon as reasonably practicable, but no later than two (2) business days after Broker’s receipt of written notice from the Issuer of its determination that this Purchase Plan violates the Issuer’s insider trading policy or applicable law or its request to terminate the Purchase Plan in accordance with Issuer’s insider trading policy ; and

(f)	As soon as reasonably practicable upon Broker’s determination that this Purchase Plan violates applicable law.
(g)	At Broker’s option, if Broker receives notice from the Issuer of the occurrence of any event contemplated by Paragraph 3 of the Issuer Representation Certificate.

Article V. Indemnification; Limitation of Liability

5.1           Indemnification. Purchaser agrees to indemnify and hold harmless Broker and its directors, officers, employees and affiliates from and against all actions, claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (“Damages”) arising out of or attributable to Broker’s actions taken or not taken in compliance with this Purchase Plan or arising out of or attributable to any breach by Purchaser of this Purchase Plan (including Purchaser’s representations and warranties hereunder) or any violation by Purchaser of applicable laws or regulations, but excluding any Damages arising out of Broker’s gross negligence or willful misconduct. This indemnification shall survive termination of this Purchase Plan.

5.2           Limitation of Liability. Notwithstanding any other provision hereof, Broker shall not be liable to Purchaser for:

(a)          special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

(b)          any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “Acts of God.”

5.3           No Reliance. Purchaser has consulted with Purchaser’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Purchaser’s adoption and implementation of this Purchase Plan.

Article VI. Miscellaneous

6.1	Commission. Purchaser shall pay Broker a commission of $ .04 per share of the Stock purchased and any applicable transaction fees.

6.2           Status of Purchase Plan under the Bankruptcy Code. Purchaser and Broker acknowledge and agree that this Purchase Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

6.3           Entire Agreement. This Purchase Plan constitutes the entire agreement between the parties with respect to this Purchase Plan and supersedes any prior agreements or understandings with regard to the Purchase Plan.

6.4           Amendment. Purchaser may amend or modify this Purchase Plan only upon the written consent of Broker and receipt by Broker of the following documents, each dated as of the date of such amendment:

(a)	an Issuer Representation Certificate, signed by the Issuer; and
(b)

a certificate, signed by Purchaser, certifying that the representations and warranties of Purchaser contained in this Purchase Plan are true at and as of the date of such certificate as if made at and as of such date. The certificate shall also represent that on the date of modification the Purchaser is not aware of any material non-public information regarding the Issuer or any of its securities (including the Stock) and that the modification is being made in good faith and not as part of a scheme to evade Rule 10b5-1.

(c)

In the event this Plan is amended or modified pursuant to the foregoing conditions, Broker will not be required to effect any purchases prior to two (2) business days after it accepts (by signing) the modification.

6.5	Notices

To the Broker:
Name: Aaron Sheey
Address: SmithBarney, 1 New York Plaza, 36th Floor, New York, NY 10004
Telephone:
Fax:
E-Mail:

To the Purchaser:
Name: Ari Gendason
Address: ContiGroup Companies, Inc., 277 Park Avenue, New York, NY 10172

Telephone:
Fax:
E-Mail:

To the Issuer:
Name: Michael Cole, Esq.
Address: Smithfield Foods, Inc., 200 Commerce Street, Smithfield, VA 23430
Telephone:
Fax:
E-Mail:

6.6           Assignment. Purchaser’s rights and obligations under this Purchase Plan may not be assigned or delegated without the written permission of Broker.

6.7           Counterparts.     This Purchase Plan may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same Purchase Plan. Delivery of an executed counterpart of a signature page of this Purchase Plan by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Purchase Plan.

6.8.          Severability. If any provision of this Purchase Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Purchase Plan will continue and remain in full force and effect.

6.9           Governing Law. This Purchase Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.

ContiGroup Companies, Inc.

By: /s/  Michael Zimmerman

Name:  Michael Zimmerman

Title:   Executive Vice President and Chief Financial Officer

Citigroup Global Markets Inc.

By: /s/ Tamara Sapilak

Name: Tamara Sapilak

Title:   Assistant Vice President

Phone:

Email:

Acknowledged:

Smithfield Foods, Inc.

By: /s/  Michael Cole

Name:  Michael H. Cole

Title:   Vice President and Chief Legal Officer

EXHIBIT I

ISSUER REPRESENTATION CERTIFICATE

1.

Smithfield Foods, Inc. (the “Issuer”) represents that it has reviewed the Stock Purchase Plan dated October 12, 2007 (the “Purchase Plan”) between ContiGroup Companies, Inc. (“Purchaser”) and Citigroup Global Markets Inc. (“Broker”) relating to the common stock of the Issuer (the “Stock”).

2.

Subject to the accuracy and completeness of Purchaser’s representations and warranties in the Purchase Plan, it is the Issuer's belief that the Purchase Plan and the purchases of shares of Stock to be effected thereunder will not violate the Issuer's insider trading policy.

3.

To Issuer's knowledge, there are no legal, contractual or regulatory restrictions applicable to Purchaser as of the date of this representation that would prohibit Purchaser from entering into the Purchase Plan. If, at any time during the Plan Purchase Period Issuer becomes aware of, a legal, contractual or regulatory restriction that is applicable to Purchaser, including, without limitation

•	an Issuer tender offer with respect to the Stock
•	a material change to the Issuer’s insider trading policy

that would prohibit any purchase pursuant to the Purchase Plan (other than any such restriction related to Purchaser’s possession or alleged possession of material nonpublic information about the Issuer or its securities), the Issuer agrees to giver Broker’s Executive Financial Services Department notice of such restriction by telephone as soon as practicable. Such notice shall be made to TAMARA SAPILAK, phone: __________, fax: _____________ or ______________ and shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Purchaser. In any event, the Issuer shall not communicate any material nonpublic information about the Issuer or its securities to Broker. The Issuer will release Broker from any liability which arises from any failure by the Issuer to give such notice in a timely and accurate manner.

Dated: October 12, 2007

Smithfield Foods, Inc.

By: /s/  Michael Cole

Name:  Michael H. Cole

Title:   Vice President and Chief Legal Officer